Exhibit 23.2


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Peabody Energy Corporation for the registration of 8,700,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 19, 2002, with respect to the consolidated financial statements of Peabody Energy Corporation incorporated by reference in its Annual Report (Form 10-K) for the nine months ended December 31, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                     Ernst & Young LLP

St. Louis Missouri
March 8, 2002